Exhibit 10.5

June 12, 2014

Jeffrey W. Albers

Re:  Offer of Employment

Dear Jeff:

Blueprint Medicines Corporation (the “Company”) is pleased to confirm its offer to employ you as the Company’s Chief Executive Officer (“CEO”).  As CEO you will report to the Company’s Board of Directors (the “Board”).

Your effective date of hire will be July 21, 2014, unless another date is agreed to by you and the Company (the “Start Date”).  This is a full-time role and it is understood and agreed that you will not engage in any other employment, consulting or other business activities (whether full-time or part-time) during your employment with the Company without prior written consent from the Board.  Subject to applicable procedural requirements, you will be elected to serve as a member of the Board, effective as of the Start Date and shall resign from the Board upon the ending of your employment.

Your initial annual base salary for this position will be at the rate of $375,000 per year, payable semi-monthly in accordance with the Company’s normal pay schedule. Your base salary is subject to annual performance review and upward adjustment.  The Company will not have the right to reduce your annual base salary without your written consent.

You will be eligible to participate each year in the Company’s annual bonus plan, as approved by the Board or its Compensation Committee.  Your target performance bonus will be 40% of your annual base salary.  Your actual bonus will based upon achievement of both corporate and individual goals, as determined by the Board annually after consultation with you.  If your termination occurs on or after December 31st of any calendar year in which you worked, but before your annual performance bonus for that year is paid, then you will be paid such annual performance bonus.

Additionally, you will receive a one-time sign on bonus of $75,000 which reflects your 12 month commitment to the Company.  If you resign without Good Reason (as defined below) from your employment or if you are terminated by the Company for Cause (as defined below) prior to the one year anniversary of the Start Date, you must repay the sign on-bonus.  You authorize the Company to deduct all or part of the sign on bonus from any then unpaid compensation, subject to applicable law, and you agree to pay any remainder within ten days of the date of termination.  The Company agrees that the amount subject to repayment above will be reduced on a pro-rata basis, based on the number of full weeks of completed employment within the one-year period following the Start Date.

Subject to the approval of the Board, in connection with the commencement of your employment, the Board will grant you an option to purchase 3,156,700 shares of the Company’s common stock (the “Option”), which equals 4% of the Company’s capital stock on a fully diluted basis as of the date of this Agreement.  The Option will be granted following the Start Date.  The exercise price of the Option will be at least equal to the fair market value of the Company’s common stock on the date of grant, and the Board may elect to seek a third party valuation of such fair market value, which could delay the date that the Option is granted.  The Option will be subject to the terms and conditions of the Company’s then-current stock option plan and form of stock option agreement (the “Equity Documents”) including with respect to vesting and exercise rights.  The Option will vest as follows: 25% of the shares will vest on the first anniversary of the Start Date, and following that, the remaining 75% of the Shares shall vest in 36 equal monthly installments following the first anniversary of the Start Date.  Vesting is contingent on your continued service to the Company as set forth in the Equity Documents.

You will be eligible to participate in the Company’s employee benefits plans, subject to the terms and conditions of those plans.  The Company’s plans include Medical and Dental Insurance Programs as well as the Life, AD&D, Short and Long Term Disability Plans.  Currently the Company pays for 80% of the premium cost and 100% of the deductible for the medical plan, 100% of the cost of Life and AD&D insurance as well as Short and Long Term Disability plans.  The Company’s employee benefit plans are subject to change.

You will accrue 15 paid vacation days per year on a prorated basis.  You will be entitled to paid holidays annually in accordance with the Company’s holiday schedule.

It is understood that you are an “at-will” employee.  You are not being offered employment for a definite period of time, and either you or the Company may terminate the employment relationship at any time and for any reason, with or without Cause or prior notice and without additional compensation to you, other than as provided below.

Notwithstanding the foregoing, in the event that the Company terminates your employment without Cause or you resign for Good Reason, then, subject to you entering into and complying with the Release Agreement in the form substantially similar to the form attached hereto as Exhibit A, you will be entitled to a severance pay in an amount equal to: (i) twelve months of your then base salary as of the date of termination, such amount to be paid in equal installments over a twelve (12) month period after the date of your termination in accordance with the Company’s usual payroll practices and periods, subject to applicable taxes and withholding, and (ii) payment for twelve (12) months of monthly COBRA premiums at the same rate as the Company pays for active employees for you and your eligible dependents at the Company’s expense, subject to applicable COBRA terms and in compliance with applicable non-discrimination or other requirements under the Internal Revenue Code, as amended (the “Code”), the Patient Protection and Affordable Care Act, or the Health Care and Education Reconciliation Act.  In addition, you will be paid a pro-rata portion of your annual performance bonus as determined by the Board for the year in which in the termination occurs, in an amount equal to your annual performance bonus as determined by the Board multiplied by a fraction, the denominator of which is 52 and the numerator of which is the amount of full weeks in which you were employed in the year in which your termination occurs.  Any severance payments or benefits described above or below in clause (2) of the next paragraph will be paid or commence, as the case may be, on the thirtieth (30th) day following your separation from service, with the first payment under subsection (i) to include the amounts that otherwise would have been paid to you during such 30-day period.

If either (i) the Company terminates your employment without Cause, or (ii) you resign from your employment with Good Reason, in either event within twelve (12) months following the consummation of a Sale Event, then, in addition to the benefits and payments to which you are entitled pursuant to a termination without Cause or a resignation for Good Reason, then (1) all then outstanding stock options and other stock-based awards with time-based vesting held by you as of the date of termination will immediately accelerate and become fully exercisable or nonforfeitable as of date of termination; provided that, if the Sale Event is consummated before the third anniversary of the Start Date, any such acceleration if you resign for Good Reason based on clause (iii) of such definition within six (6) months of the consummation of such Sale Event shall not be 100% as provided above but instead will be 50% of the outstanding stock options and other stock-based awards with time-based vesting (with such 50% acceleration based on the original grant amount and not on the yet unvested options or awards), it being understood that if you resign for Good Reason based on clause (iii) of such definition more than six (6) months after the consummation of such Sale Event then this proviso will not apply and the 100% acceleration as set forth above will apply, and (2) the Company will pay you a lump sum amount equal to one (1) times your target annual performance bonus.

For purposes of this letter agreement:

“Cause” means:

(i)                           your dishonest statements or acts with respect to the Company or any Affiliate of the Company, or any current or prospective customers, suppliers vendors or other third parties with which such entity does business that results in or is reasonably anticipated to result in material harm to the Company; (ii) your conviction of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) your failure to perform your assigned duties and responsibilities to the reasonable satisfaction of the Company which failure continues, in the reasonable judgment of the Company, for thirty (30) days after written notice given to you by the Company describing such failure in reasonable detail; (iv) your gross negligence, willful misconduct or insubordination with respect to the Company that results in material harm to the Company; or (v) your material violation of any provision of any agreement(s) between you and the Company relating to noncompetition, nonsolitation, nondisclosure and/or assignment of inventions that results in or is reasonably anticipated to result in material harm to the Company.

“Good Reason” means:

(i) a material diminution in your base salary, (ii) a change of more than 50 miles in the geographic location at which you provides services to the Company, (iii) a material diminution in your authority, duties or responsibilities, or (iv) any action or inaction that constitutes a material breach of an applicable employment agreement by the Company, so long as you provide at least ninety (90) days’ notice to the Company following the occurrence of any such event and, if such event is curable, the Company fails to cure such event within thirty (30) days thereafter.  “Sale Event” means:

the consummation of (i) the dissolution or liquidation of the Company, (ii) the sale, lease, transfer, exclusive license, or other disposition of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (iii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the surviving or resulting entity (or its ultimate parent, if applicable), (iv) the acquisition of all or a majority of the outstanding voting stock of the Company in a single transaction or a series of related transactions by a Person or group of Persons, (v) a Deemed Liquidation Event (as defined in the Company’s Certificate of Incorporation (as may be amended, restated or otherwise modified from time to time)), or (vi) any other acquisition of the business of the Company, as determined by the Board; provided, however, that the Company’s Initial Public Offering, any subsequent public offering or another capital raising event, or a merger effected solely to change the Company’s domicile will not constitute a “Sale Event.” “Sale Event” will be interpreted, if applicable, in a manner, and limited to the extent necessary, so that it will not cause adverse tax consequences under Section 409A of the Code.

All payments described herein are subject to legally required tax withholdings.

Please note the following rights and obligations with respect to Section 409A of the Code:

•                  If any amount (including imputed income) to be paid to you pursuant to this document as a result of your termination of employment is “deferred compensation” subject to Section 409A of the Code, and if you are a “Specified Employee” (as defined under Section 409A of the Code) as of the date of your termination of employment hereunder, then, to the extent necessary to avoid the imposition of excise taxes or other penalties under Section 409A of the Code, the payment of benefits, if any, scheduled to be paid by the Company to you hereunder during the first six (6)-month period following the date of a termination of employment hereunder will not be paid until the date which is the first business day after six (6) months have elapsed since your termination of employment for any reason other than death.  Any deferred compensation payments delayed in accordance with the terms of this section will be paid in a lump sum on the first business day after six (6)

months have elapsed since your termination of employment.  Any other payments will be made according to the original schedule provided for herein.

•                  If any of the benefits set forth in this document are “deferred compensation” under Section 409A of the Code, then any termination of employment triggering payment of such benefits must constitute a “separation from service” under Section 409A of the Code before distribution of such benefits can commence. To the extent that the termination of your employment does not constitute a “separation from service” under Section 409A of the Code (as the result of further services that are reasonably anticipated to be provided by you to the Company at the time your employment terminates), any benefits payable that constitute “deferred compensation” under Section 409A of the Code will be delayed until after the date of a subsequent event constituting a “separation from service” under Section 409A of the Code. For purposes of clarification, this paragraph will not cause any forfeiture of benefits on your part, but will only act as a delay until such time as a “separation from service” occurs.

•                  It is intended that each installment of the payments and benefits provided hereunder will be treated as a separate “payment” for purposes of Section 409A of the Code.  Neither the Company nor you will have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code.  This document will be interpreted and at all times administered in a manner that avoids the inclusion of compensation in income under Section 409A(a)(1) of the Code.  For purposes of clarification, this section will be a rule of construction and interpretation and nothing in this section will cause a forfeiture of benefits on the part of you.

•                  The Company will reimburse you for business expenses related to the performance of your duties and responsibilities for the Company.  Any reimbursements or direct payment of expenses will be made or provided in accordance with the requirements of Section 409A of the Code including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified by policy or agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

•                  Any earned bonus will be paid to you within seventy-four (74) days following the end of the taxable year (of you, or the Company, whichever is later) in which such bonus is earned by you and deemed vested for purposes of Section 409A of the Code.

The Company will reimburse you for attorneys’ fees incurred in the review and negotiation of this Agreement, up to a maximum amount of $5,000, provided that you submit appropriate documentation of such fees within thirty (30) days of your Start Date, and subject to the terms for reimbursements set forth in this document and applicable Company policies.

As a condition of your employment, you must enter into and abide by the Company’s Non-Solicitation, Non-Competition, Confidentiality and Assignment Agreement (the “Employee

Agreement”).  Please sign and return this Employee Agreement along with a signed copy of this offer letter.

In making this offer, the Company understands, and in accepting it you represent that you are not under any obligation to any former employer or any person or entity which would prevent, limit, or impair in any way the performance by you of your duties as an employee of the Company.

The Immigration Reform and Control Act requires employers to verify the employment eligibility and identity of new employees.  You will be required to complete a Form 1-9 which will be provided to you before the Start Date.  Please bring the appropriate documents listed on that form with you when you report for work.  We will not be able to employ you if you fail to comply with this requirement.

This letter agreement and the Employee Agreement and Equity Documents referenced above constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company.  This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company, although your job duties, title, reporting relationship, compensation and benefits may change from time to time, at the Company’s option.

Please indicate your acceptance of this offer by signing and returning the enclosed copy of this letter no later than 5:00 pm on Friday, June 13, 2014.

You may sign, scan, and email the letter to Susan O’Connor at Blueprint Medicines, Human Resources, soconnor@blueprintmedicines.com.

We look forward to your joining the Company and are pleased that you will be working with us.

Very truly yours,

Blueprint Medicines Corporation

/s/ Daniel S. Lynch
Daniel S. Lynch
Executive Chairman

Accepted and Agreed:

/s/ Jeffrey W. Albers
Jeffrey W. Albers

May 29, 2014
Date

[FORM OF] RELEASE AGREEMENT

WHEREAS, Blueprint Medicines Corporation (“the “Company”) and Jeffrey Albers (the “Executive” and together, the “Parties”), entered into an Offer of Employment dated June 12, 2014 (the “Employment Agreement”).

WHEREAS, terms herein with initial capitalization that are not otherwise defined in this Release have the meanings set forth in the Employment Agreement.

WHEREAS, [the Company has elected to end Executive’s employment and to treat it as a Termination without Cause pursuant to the Employment Agreement] or [the Executive has resigned for Good Reason], effective DATE (the “Date of Termination”).

WHEREAS, this is the Release Agreement referenced in the Employment Agreement (the “Release Agreement” or the “Release”) .

1.                                      Severance Pay.  As consideration for the Executive’s agreement to this Release, the Company will provide Executive with the severance pay set forth in the Employment Agreement.

2.                                      Resignation from Director and Officer Positions.  The Executive confirms that he is resigning from any and all other positions that he holds with the Company or any of its affiliates as an officer, Board member, or otherwise effective on the Date of Termination and shall sign any documents that the Company reasonably requests to fully effectuate the resignations.

3.                                      Release of Claims.  The Executive, for himself and his heirs, assigns, executors and administrators in all of his capacities, including, but not limited to, his capacity as an individual, shareholder, trustee or otherwise, voluntarily releases and forever discharges the Company, all of its affiliates and related entities and each of its and their predecessors, successors, assigns, and current and former members, partners, directors, officers, employees, stockholders, representatives, attorneys, agents, and all persons acting by, though, under or in concert with any of the foregoing (any and all of whom or which are hereinafter referred to as the “Releasees”), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorney’s fees and costs actually incurred), of any nature whatsoever, known or unknown (collectively, “Claims”) that as of the date when Executive signs this Release, the Executive now has, owns or holds, or claims to have, own, or hold, or that he at any time had, owned, or held, or claimed to have had, owned, or held against any Releasee.  This general release of Claims includes, without implication of limitation, the complete release of all Claims:

•                  relating to the Executive’s employment by and termination from employment with the Company;

•                  of wrongful discharge;

•                  of breach of contract;

•                  of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of age discrimination or retaliation under the Age Discrimination in Employment Act, Claims of disability discrimination or retaliation under the Americans with Disabilities Act, Claims of discrimination or retaliation under Title VII of the Civil Rights Act of 1964, Massachusetts General Laws Chapter 151B, and any Claims of discrimination or retaliation under state law);

•                  or wage and hour violations (including, without limitation, Claims under the Massachusetts Payment of Wages Law (Massachusetts General Laws Chapter 149, §§  148, 150), Massachusetts General Laws Chapter 149 in its entirety, and Massachusetts General Laws Chapter 151 in its entirety (including but not limited to the minimum wage and overtime provisions));

•                  under any other federal or state statute, to the fullest extent that Claims may be released;

•                  of defamation, deceit, misrepresentation, or other torts;

•                  of violation of public policy;

•                  for salary, bonuses, vacation pay or any other compensation or benefits; and

•                  for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.

4.                                      Return of Property.  The Executive represents that he has returned to the Company all Company property, including, without limitation, computer equipment, software, keys and access cards, credit cards, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or its business relationships.  After returning all Company property, Executive shall, upon written instruction by the Company, delete and finally purge any duplicates of files or documents that may contain Company or customer information from any non-Company computer or other device that remains Executive’s property after the Date of Termination.

5.                                      Nondisparagement.  Executive agrees not to, directly or indirectly, deprecate, impugn, or otherwise make any remarks that would tend to or could be construed to disparage the Company, or its officers, directors or employees, or its or their reputation, nor will Executive assist any other person, firm or company in engaging in such activities.  Notwithstanding the above, nothing in this Section shall interfere with Employee’s ability to comply with legal process or the requirements of applicable federal or state laws or regulations.

6.                                      Statutory Benefit Rights.  Nothing in this Release is intended to release or waive the Executive’s right to COBRA or unemployment insurance benefits.

7.                                      Non-Admission.  Nothing in this Release shall be construed as an admission by the Company.

8.                                      Ongoing Obligations of the Executive; Enforcement Rights.  The Executive reaffirms his ongoing obligations and recognizes the Company’s enforcement rights under the Company’s Non-Solicitation, Non-Competition, Confidentiality and Assignment Agreement, the terms of which are incorporated by reference into this Release.

9.                                      No Assignment.  The Executive represents that he has not assigned to any other person or entity any Claims against any Releasee.

10.                               Right to Consider and Revoke Release.  The Executive acknowledges that he has been given the opportunity to consider this Release for twenty-one (21) days from the day he receives it (the “Consideration Period”) and any changes to this Release shall not extend or otherwise affect the original Consideration Period.  If the Executive signs this Release within less than twenty-one (21) days, he acknowledges that such decision was entirely voluntary and that he had the opportunity to consider this Release until the end of the Consideration Period.  To accept this Release, the Executive shall deliver a signed Release to [name]  within the Consideration Period.  For a period of seven (7) days from the date when the Executive executes this Release (the “Revocation Period”), he shall retain the right to revoke this Release by written notice that is received by XXX on or before the last day of the Revocation Period.  This Release shall take effect only if it is executed within the Consideration Period as set forth above and if it is not revoked pursuant to the preceding sentence.  If those conditions are satisfied, this Release shall become effective and enforceable on the date immediately following the last day of the Revocation Period (“Effective Release Date”).

11.                               Termination or Suspension of Severance Payments.  The Executive acknowledges that his right to the Severance Benefits is conditional on his compliance with the Severance Conditions.  Consistent with this, if the Executive fails to comply with any of the terms of this Release, in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to terminate or suspend severance payments.  The termination or suspension of those payments in the event of such breach by the Executive shall not affect the ongoing applicability of the terms of this Release.

12.                               Tax Treatment.  The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports.  Payments under this Agreement shall be in amounts net of any such deductions or withholdings.  Nothing in this Agreement shall be construed to require the Company to make any payments to compensate Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

13.                               Other Terms.

(a)                                 Legal Representation; Review of Release.  The Executive acknowledges that he has been advised to discuss all aspects of this Release with his attorney, that he has carefully read and fully understands all of the provisions of this Release and that he is voluntarily entering into this Release.

(b)                                 Binding Nature of Release.  This Release shall be binding upon the Executive and upon his heirs, administrators, representatives and executors.

(c)                                  Modification of Release; Waiver.  This Release may be amended, only upon a written agreement executed by the Executive and a duly authorized officer of the Company.

(d)                                 Severability.  If at any future time it is determined by an arbitrator or court of competent jurisdiction that any covenant, clause, provision or term of this Release is illegal, invalid or unenforceable, the remaining provisions and terms of this Release shall not be affected thereby and the illegal, invalid or unenforceable term or provision shall be severed from the remainder of this Release.  In the event of such severance, the remaining covenants shall be binding and enforceable.

(e)                                  Governing Law and Interpretation.  This Release shall be deemed to be made and entered into in the Commonwealth of Massachusetts and shall in all respects be interpreted, enforced and governed under the laws of Massachusetts, without giving effect to the conflict of laws provisions of Massachusetts law.  The language of all parts of this Release shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the Parties.

(f)                                   Entire Agreement; Absence of Reliance.  This Agreement constitutes the entire agreement regarding the termination of Executive’s employment with the Company and supersedes any previous agreements and understandings between the parties, except the Company’s equity incentive plans and related agreements, the Employment Agreement [NAME OTHER AGREEMENTS IN EFFECT AT THAT TIME].  The Executive acknowledges that he is not relying on any promises or representations by the Company or its agents, representatives or attorneys of either of them regarding any subject matter addressed in this Release.

(g)                                  Assignment; Successors and Assigns, etc.  Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; provided that the Company may assign its rights under this Agreement without the consent of the Executive in the event that the Company shall effect a reorganization, consolidate with or merge into any other corporation, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, partnership, organization or other entity.  This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

(h)                                 Counterparts.  This Agreement may be executed in any number of counterparts, including by facsimile or pdf, each of which when so executed and delivered shall be taken to be an original, but all of which together shall constitute one and the same document.

So agreed by the Executive.

Jeffrey W. Albers	Date

BLUEPRINT MEDICINES CORPORATION

[Name]	Date
[Position]